EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. ANNOUNCES TENDER
OFFER AND CONSENT SOLICITATION

South Hackensack, NJ, April 4, 2011 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or “AEP”) announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its outstanding $160,160,000 aggregate principal amount of 7.875% Senior Notes due 2013 (CUSIP No. 001031AF0) (the “Notes”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 4, 2011 (the “Offer to Purchase”). The Offer will expire at midnight, New York City time, on Friday, April 29, 2011 (the “Expiration Date”).

Holders who validly tender and do not validly withdraw their Notes and provide their consents to the proposed amendments to the indenture governing the Notes on or prior to the early tender deadline of 5:00 p.m., New York City time, on Friday, April 15, 2011, unless extended (the “Early Tender Deadline”), shall receive the total consideration equal to $1,002.50 per $1,000 principal amount of the Notes, which includes an early tender payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes from the most recent interest payment date for the Notes up to, but not including, the payment date for such Notes. The Offer contemplates an early settlement option, so that settlement for Notes that are validly tendered on or prior to the Early Tender Deadline and accepted for purchase could occur as early as Monday, April 18, 2011, unless the Early Tender Deadline is extended.

Holders who validly tender their Notes after the Early Tender Deadline, but on or prior to the Expiration Date, shall receive the tender offer consideration equal to $992.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes from the most recent interest payment date for the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Early Tender Deadline will not receive an early tender payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the earlier of (i) 5:00 p.m., New York City time, on Friday, April 15, 2011 and (ii) execution of the supplemental indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the receipt by the Company of net proceeds from a new debt financing on terms and conditions satisfactory to the Company in an aggregate amount that is sufficient to pay the total consideration (including the early tender payment) in respect of all Notes (regardless of whether tendered), plus estimated fees and expenses relating to the Offer, and consents from the lenders under the Company’s credit facility to the new debt financing and the transactions contemplated by the Offer, as more fully described in the Offer to Purchase.

AEP has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 290-6426 (toll free) or (212) 269-5550 (collect).

This press release is for information purposes only and does not constitute an offer to purchase the Notes, a solicitation of an offer to purchase the Notes or a solicitation of a consent to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

Company Information and Forward Looking Statements

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets.  The Company has manufacturing operations in the United States and Canada. For more information on the Company, visit the Company’s website at www.aepinc.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Time, Early Tender Deadline, early settlement and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.